EXHIBIT 2(k)(2)

DIVIDEND REINVESTMENT PLAN TRANSFER

AGENCY AND REGISTRAR AGREEMENT

AGREEMENT, dated as of June 23, 1993 between The Mexico Fund, Inc. (the “Fund”), a Maryland corporation, and American Stock Transfer & Trust Company (the “Plan Agent”), a New York Corporation.

W I T N E S S E T H:

That for and in consideration of the mutual promises set forth below, the Fund and the Plan Agent agree as follows:

1. The Plan Agent shall act as transfer agent and registrant and shall open an account for each participating shareholder (“participant”) under the Dividend Reinvestment Plan (the “Plan”) in the same name in which a participant’s shares are registered. The Plan Agent shall put the Plan into effect as of the first record date for an income dividend or capital gains distribution after the Plan Agent receives the authorization duly executed by such participant.

2. Whenever the Fund declares a capital gain distribution or an income dividend payable in cash, plan participants shall receive the capital gain distribution or dividend in the manner described in Sections 3 and 4 of this Agreement as determined on the date the capital gain distribution or dividend becomes payable or such other date as may be specified by the Board of Directors (the “valuation date”). The Plan Agent shall apply all cash received as a dividend or capital gain distribution to purchase shares of common stock in the open-market or from the Fund as soon as practicable after the payment date of the dividend or capital gain distribution, but in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the federal securities law (the “purchase period”).

3. If the market price of the Fund’s common stock is equal to or exceeds the net asset value per share on the valuation date for the purpose of determining the number of shares equivalent to the cash dividend or capital gain distribution, participants shall be issued by the Fund shares of common stock valued at the then current market price. Participants shall receive their capital gain distribution or dividend entirely in shares of common stock, and the Plan Agent shall automatically receive the shares of common stock, including fractions, for all participants’ accounts.

4. If the net asset value-per share of the Fund’s common stock on the valuation date exceeds the market price of the common stock at such time, the Plan Agent shall, as purchasing agent for the participants, buy shares of common stock in the open market, on the New York Stock Exchange (the “NYSE”) or elsewhere, for each participant’s account during the purchase period described below. If, before the Plan Agent has completed its purchases, the market price is equal to or exceeds the net asset value per share as last determined, the Plan Agent shall suspend making open-market purchases and shall invest the balance available in newly issued shares valued at the then current market value. In any case in which the Plan Agent is unable to invest the full dividend amount in open-market purchases during the purchase period, the Plan Agent shall invest the balance available in newly issued shares of common stock valued at the greater of the net asset value per share or of the current market value as determined on the last business day during the purchase period.

5. Whenever the Fund declares a capital gain distribution or an income dividend payable in cash or stock, at the election of the shareholder, or in stock only, all shareholders not electing for cash shall receive the capital gain distribution or dividend in newly issued shares of common stock on identical terms and conditions as established by the Fund’s Board of Directors, and the terms of this Plan shall not apply to such a distribution.

6. For all purposes of the Plan: (a) the market price of the Fund’s common stock on a particular date shall be the last sales price on the NYSE at the close of business on that date, or, if there is no sale on the NYSE on that date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date; and (b) net asset value per share of the Fund’s common stock on a particular date shall be as determined by or on behalf of the Fund.

7. Open-market purchases provided for above may be made on any securities exchange where the Fund’s common stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. A participant’s funds held by the Plan Agent uninvested will not bear interest, and it is understood that, in any event, the Plan Agent shall have no liability in connection with any inability to purchase shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the common stock of the Fund acquired for a participant’s account. For the purposes of purchases in the open market, the Plan Agent may aggregate a participant’s purchase with the purchases of other participants of the Fund, and the average price (including brokerage commissions) of all shares purchased by the Plan Agent shall be the price per share allocable to each participant.

8. The Fund shall compensate or cause the Plan Agent to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the Fee Agreement dated June 23, 1993. The Plan Agent shall bill the Fund on a quarterly basis in arrears, and such billings will be detailed in accordance with this Section 8 and the Fee Agreement. The Fund shall promptly pay to the Plan Agent the amount of such billing.

In addition, the Fund shall reimburse the Plan Agent quarterly in arrears for reasonable out-of-pocket expenses incurred on behalf of the Fund, including postage and mailing. The Plan Agent shall submit itemized statements to the Fund with each request for reimbursement. Reimbursement by the Fund for expenses incurred by the Plan Agent during any quarter shall be made as soon as practicable after the receipt of the itemized statement from the Plan Agent.

9. The Plan Agent may hold a participant’s shares acquired pursuant to this Plan, together with the shares of other participants of the Fund acquired pursuant to this Plan, in noncertificated form in the name of the Plan Agent or that of a nominee. The Plan Agent shall forward to each participant any proxy solicitation material and will vote any shares so held for a participant to the Fund. Upon a participant’s written request, the Plan Agent shall deliver to a participant, without charge, a certificate or certificates for the full shares held by the Plan Agent on such participant’s behalf.

10. The Plan Agent shall confirm to a participant each acquisition made for a participant’s account as soon as practicable but not later than 60 days after the date thereof. Although a participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share shall be issued. However, dividends and distributions on fractional shares shall be credited to a participant’s account. In the event of termination of a participant’s account under the Plan, the Plan Agent shall adjust for any such undivided fractional interest in cash at the market price of the Fund’s shares at the time of termination.

11. Any stock dividends or split shares distributed by the Fund on shares held by the Plan Agent for a participant shall be credited to a participant’s account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the Plan Agent shall sell such rights and apply the proceeds of the sale to the purchase of additional shares to the account of the participants.

12. The Plan Agent’s service fee for handling capital gains distributions or income dividends shall be paid by the Fund. Each participant shall be charged a pro rata share of brokerage commissions on all open-market purchases.

13. A participant may terminate his or her account under the Plan by notifying the Plan Agent in writing. Such termination shall be effective immediately if such notice is received by the Plan Agent not less than 10 days prior to any dividend or distribution record date; otherwise such termination shall be effective after the investment of any current dividend or distribution. The Plan may be terminated by the Plan Agent or the Fund upon notice in writing mailed to each participant at least 90 days prior to any dividend or distribution record date. Upon any termination, the Plan Agent shall cause a certificate or certificates for the appropriate number of full shares held for each participant under the Plan and a cash adjustment for any fractional shares (valued at the market price of the shares at the time of termination) to be delivered to each participant, plus brokerage commissions. If a participant elects by notice to the Plan Agent in writing in advance of such termination to have the Plan Agent sell part or all of the participant’s shares and remit the proceeds to the participant, the Plan Agent is authorized to deduct a brokerage commission for this transaction from the proceeds.

14. If a participant disposes of all shares registered in his or her name on the books of the Fund, the Plan Agent may, at its option, terminate the participant’s account or determine from the participant whether he or she wishes to continue his or her participation in the Plan. However, if a participant’s shares are held in nominee or “street name” through a broker, bank or other nominee, the participant must notify the nominee if he or she wishes to terminate his or her account as established under the Plan.

15. These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and

Exchange Commission or any other regulatory authority, only by mailing to each participant participating in the Plan appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by a participant unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of the participant’s account under the Plan. Any such amendment may include an appointment by the Plan Agent of a successor Agent in the Plan Agent’s place and stead under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund shall be authorized to pay to such successor Agent, for a participant’s account all dividends and distributions payable on common stock of the Fund held in the participant’s name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

16. The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law. The Plan Agent shall indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising out of or attributable to any action or failure or omission to act by the Plan Agent as a result of the Plan Agent’s bad faith, negligence or willful misconduct. The obligations of the Plan Agent under this Section shall survive the termination of this Agreement.

17. The Plan Agent shall not be responsible for, and the Fund shall indemnify and hold the Plan Agent harmless from and against, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising out of or attributable to any action or failure or omission to act by the Fund pursuant to the terms of this Agreement as a result of the Fund’s bad faith, negligence or willful misconduct. The obligations of the Fund under this Section shall survive the termination of this Agreement.

18. This Agreement shall be effective as of the date first written above. This Agreement may be terminated at any time without payment of any fee or penalty by vote of the holders of a majority of the outstanding voting securities of the Fund or by a vote of a majority of the Board of Directors of the Fund on written notice to the Plan Agent, or by the Plan Agent on 60 days’ written notice to the Fund. In the event such notice is given by the Fund, it shall be accompanied by a resolution of the Board of Directors of the Fund, certified by the Secretary of the Fund, designating a successor Agent or Agents. Upon such termination, the Plan Agent shall deliver to such successor a certified list of participants of the Fund (with names and addresses), a historical record of the account of each participant and the status thereof, and all other relevant books, records (including magnetic tapes), correspondence, and other data established or maintained by the Plan Agent under this Agreement in the form reasonably acceptable to the successor plan transfer Agent or Agents, and shall cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Plan Agent’s personnel in the establishment of books, records and other data by such successor or successors.

Notwithstanding any other provision of this Agreement, in the event that the Fund is not satisfied with the services of the Plan Agent and determines to retain the services of another Agent, the Plan Agent shall pay all expenses incurred by the Fund in transferring its account and records to another transfer agent designated by the Fund.

19. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

20. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Plan Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

The Mexico Fund, Inc.

77 Aristóteles St., 3rd Floor

Polanco

11560 Mexico D.F.

Mexico

Attention: José Luis Gómez Pimienta with copy to:

Dechert Price & Rhoads

1500 K Street, N.W., Suite 500

Washington, D.C. 20005

Attention: Sander M. Bieber, Esquire

To the Plan Agent:

American Stock Transfer & Trust Company

40 Wall Street

New York, NY 10005

Attention: Michael Karfunkel

21. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

22. This Agreement shall be construed in accordance with the laws of the State of Maryland and the rules and regulations of the Securities and Exchange Commission as they may be changed or amended from time to time.

23. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized as of the day and year first above written.

The Mexico Fund, Inc.

By:	/s/ José Luis Gómez Pimienta
José Luis Gómez Pimienta
President

American Stock Transfer & Trust Company

By:	/s/ Illegible
Vice - President

FEE AGREEMENT

AGREEMENT, dated as of June 23, 1993 between AMERICAN STOCK TRANSFER & TRUST COMPANY (the “Plan Agent”), a New York corporation and THE MEXICO FUND, INC. (the “Fund”), a Maryland corporation.

1. In consideration of the services which the Plan Agent shall perform for the Fund pursuant to a Dividend Reinvestment Plan Transfer Agency and Registrar Agreement (the “DRIP Transfer Agency Agreement”) dated June 23, 1993, the Fund hereby agrees to pay the Plan Agent as compensation for those services rendered to the Fund under the DRIP Transfer Agency Agreement, a monthly fee of $500.00 (Five Hundred United States Dollars) to be paid quarterly in arrears.

In addition, the Fund hereby agrees to reimburse the Plan Agent monthly for reasonable out-of-pocket expenses incurred on behalf of the Fund, including postage and mailing. The Plan Agent shall submit itemized statements to the Fund with each request for reimbursement. Reimbursement by the Fund for expenses incurred by the Plan Agent in any month shall be made as soon as practicable after the receipt of the itemized statement from the Plan Agent.

The Plan Agent unconditionally guarantees that this fee shall not be increased for a period of at least three years from the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized as of the day and year first written above.

THE MEXICO FUND, INC.

By:	/s/ José Luis Gómez Pimienta
José Luis Gómez Pimienta
President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Illegible
Vice-President